Exhibit 99.1

Forge Global Hires Johnathan Short as Chief Legal Officer, Promotes Jose Cobos to President

July 15, 2022 – SAN FRANCISCO – Forge Global Holdings, Inc. (NYSE: FRGE) (“Forge”), a global private securities marketplace, announced today it has hired Johnathan H. Short as its Chief Legal Officer and promoted Jose Cobos, Forge’s current Chief Operating Officer, to President.

“Johnathan Short’s deeply relevant experience at the Intercontinental Exchange, guiding a burgeoning public exchange, clearinghouse and data services group as it went from a private company to a large public exchange group with operations across the globe was incredibly attractive to Forge,” said Kelly Rodriques, CEO of Forge. “His experience and leadership building and running an impressive legal and regulatory organization for one of the world’s most respected financial services companies, and his experience in corporate governance, M&A, regulatory and government affairs, is invaluable to Forge as we focus on our next stage of growth to enable an accessible, liquid and transparent private market.”

Mr. Short spent 14 years as General Counsel and Corporate Secretary at the Intercontinental Exchange, as the public exchange, clearinghouse and data services group grew to a $45 billion public financial services company with domestic and international operations. Mr. Short oversaw all aspects of ICE’s legal, regulatory and government affairs functions during his tenure and served on ICE’s senior management committee. He grew the legal function from a two-person team when he joined ICE to a team of 75 legal and regulatory personnel.

Additionally, Jose Cobos was promoted to President of Forge, overseeing Forge Markets, Data and Trust as well as operations, and business and corporate development. Mr. Cobos joined Forge in 2019 and most recently served as Chief Operating Officer. Prior to joining Forge, Mr. Cobos was Head of Technology Capital Markets at NYSE from 2018 to 2019, a Managing Director at Cowen and Company from 2011 to 2017, and a Principal at Piper Jaffray where he worked from 2004 to 2011.

“Jose has been an instrumental leader for Forge as we transitioned from private to public,” Rodriques said. “His promotion to President is a manifestation of his hard work and strategic shepherding of the operations of this business as we achieve new milestones and continue to scale in the private market.”

About Forge

Forge is a leading provider of marketplace infrastructure, data services and technology solutions for private market participants. By combining world-class trading technology and operating expertise, Forge Markets enables private company shareholders to trade private company shares with accredited investors. Forge Company Solutions, Forge Data and Forge Trust along with Forge Markets help provide additional transparency, access and solutions that companies, institutional and accredited investors need to confidently navigate and efficiently transact in the private markets. Securities-related services are offered through Forge Securities LLC (“Forge Securities”), a wholly-owned subsidiary of Forge. Forge Securities is a registered Broker Dealer and Member of FINRA/SIPC, an alternative trading system.

Contacts

Investors

ir@forgeglobal.com

Press

Lindsay Riddell

press@forgeglobal.com